Filed pursuant to Rule 424(b)(5)
Registration No. 333-291506
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated December 11, 2025)
Up to $75,000,000
Common Stock
This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated December 11, 2025 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated December 11, 2025 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the offer and sale of shares of our common stock, par value $0.0001 per share (the “common stock”), pursuant to the Amended Sales Agreement (as defined below). Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the ATM Prospectus Supplement.
You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.
On November 13, 2025, we entered into a Sales Agreement (the “Original Sales Agreement”) with Yorkville Ives & Co., LLC (formerly Yorkville Securities, LLC) (“Yorkville Ives”), BMO Capital Markets Corp. (“BMO”), Canaccord Genuity LLC (“Canaccord”), Needham & Company, LLC (“Needham”) and Stifel, Nicolaus & Company, Incorporated (“Stifel”) (each of Yorkville Ives, BMO, Canaccord, Needham and Stifel individually an “Agent” and collectively, the “Agents”), pursuant to which we may offer and sell shares of our common stock under the Prospectus having an aggregate gross sales price of up to $75,000,000, from time to time through or to the Agents, as sales agents or principals.
This supplement is being filed to reflect that, on July 16, 2026, (i) we terminated the Original Sales Agreement with respect to BMO, Canaccord, Needham and Stifel; (ii) we added Roth Capital Partners, LLC (“Roth”) as an additional Agent under the Amended Sales Agreement (as defined below) and (iii) Roth has assumed the responsibilities of acting as a “qualified independent underwriter” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority in connection with this offering, replacing Canaccord as “qualified independent underwriter” (collectively, the “Amendments”). We have agreed to indemnify Roth for acting as a qualified independent underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made for these liabilities. In connection with the Amendments, we entered into an amendment, dated July 16, 2026, to the Original Sales Agreement (as amended, the “Amended Sales Agreement”). Accordingly, (i) each reference to the term “Agent” in the ATM Prospectus Supplement is hereby amended to include Roth and remove each of BMO, Canaccord, Needham and Stifel, (ii) each reference to the “qualified independent underwriter,” in the ATM Prospectus Supplement is hereby amended to replace Canaccord with Roth as the “qualified independent underwriter” and (iii) each reference to the term “Sales Agreement” is hereby amended to refer to the Amended Sales Agreement.
From December 11, 2025, the date of the ATM Prospectus Supplement, through the date of this supplement, we sold an aggregate of 4,324,577 shares of common stock pursuant to the Original Sales Agreement, for an aggregate offering price of approximately $6,238,450, leaving common stock having an aggregate offering price of approximately $68,761,550 available to be offered under the Amended Sales Agreement pursuant to this supplement and the Prospectus.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GWH.” On July 15, 2026, the last quoted sale price for our common stock as reported on the NYSE was $1.02 per share.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-3 of the ATM Prospectus Supplement as well as the documents incorporated by reference in this prospectus supplement, for a discussion of the factors you should carefully consider before deciding to purchase our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Yorkville Ives	Roth Capital Partners
The date of this prospectus supplement is July 16, 2026.